Exhibit 5.1

September 23, 2003

MCF Corporation

601 Montgomery Street, 18th Floor

San Francisco, CA 94111

Re:	MCF Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to MCF Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, for the registration for resale by the selling stockholders listed therein of 42,047,254 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of the Company. Of the 42,047,254 shares of Common Stock being registered, 6,097,058 shares are currently issued and outstanding (the “Shares”) and 35,950,196 shares are issuable upon exercise of warrants by the selling stockholders (the “Warrants”), conversion of promissory notes (the “Notes”), conversion of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock (the Series A, B and C Convertible Preferred Stock collectively, the “Preferred Stock” and the Shares, Notes, Warrants and Preferred Stock collectively, the “Securities”).

We have reviewed the Company’s charter documents, a certificate of Company officers regarding (among other things) the Company’s receipt of consideration upon the original issuance and sale of the Securities, and such other matters of law and examined and relied upon such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for rendering the opinion expressed herein.

Based upon such review, we are of the opinion that (i) the 6,097,058 Shares currently outstanding are validly issued, fully paid and nonassessable and (ii) the remaining 35,950,196 shares of Common Stock being registered, if and when issued upon (a) surrender of the Warrants and exercise and the payment of the exercise price as provided in the Warrants, (b) upon surrender and conversion of the Notes as provided in the Notes, or (c) surrender and conversion of the Preferred Stock as provided for in the contractual documents evidencing their purchase and sale, will be validly issued, fully paid and nonassessable.

This opinion is rendered to you in connection with the above matter. This opinion may be furnished to and relied on by purchasers of the Common Stock; it may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Common Stock.

Very truly yours,

/s/    CARR & FERRELL LLP

CARR & FERRELL LLP